                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(B) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                    SUSPENSION OF DUTY TO FILE REPORTS UNDER
               SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT
                                     OF 1934

                          COMMISSION FILE NUMBER 1-2516

                              PHARMACIA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               100 ROUTE 206 NORTH
                            PEAPACK, NEW JERSEY 07977
                                 (908) 901-8000
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

             6.50% ADJUSTABLE CONVERSION-RATE EQUITY SECURITY UNITS (TITLE OF EACH CLASS OF SECURITIES COVER BY THIS FORM)

                     COMMON STOCK, PAR VALUE $2.00 PER SHARE
                       RIGHTS TO PURCHASE PREFERRED STOCK
       (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
                  REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g - 4(a)(1)(i)               [X]        Rule 12h - 3(b)(1)(ii)              [ ]
Rule 12g - 4(a)(1)(ii)              [ ]        Rule 12h - 3(b)(2)(i)               [ ]
Rule 12g - 4(a)(2)(i)               [ ]        Rule 12h - 3(b)(2)(ii)              [ ]
Rule 12g - 4(a)(2)(ii)              [ ]        Rule 15d - 6                        [ ]
Rule 12h - 3(b)(1)(i)               [X]


                Approximate number of holders of record as of the
                       certification or notice date: None

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, Pharmacia Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                     PHARMACIA CORPORATION


Date:  December 13, 2001             By:    /s/ DON W. SCHMITZ
                                          --------------------------------------
                                     Name:  Don W. Schmitz
                                     Title: Vice President, Associate General
                                            Counsel and Corporate Secretary